UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2011

Celsion Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100 Lawrenceville, New Jersey		08648
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: (609) 896-9100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.135-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On November 29, 2011, the Compensation Committee of the Board of Directors (the “Board”) of Celsion Corporation (the “Company”), approved the Company’s entering into change in control severance agreements ("CIC Agreements") with each of Michael H. Tardugno, the Company’s Chief Executive Officer and President, Gregory Weaver, the Company’s Senior Vice President and Chief Financial Officer, Nicholas Borys, M.D., the Company’s Vice President and Chief Medical Officer, Jeffrey W. Church, the Company’s Senior Vice President, Corporate Business Strategy and Investor Relations, and Robert A. Reed, the Company’s Vice President, CMC and Technical Operations, to provide severance benefits to these executives should their employment terminate in certain circumstances in connection with a change in control of the Company. The following summary is qualified in its entirety by the provisions of the CIC Agreement.

Under the CIC Agreement, in the event that the Company terminates the executive’s employment without cause or in the event that the executive terminates his employment for good reason, in either case on or within two years after a change in control of the Company, the executive would be entitled to receive a cash lump sum payment equal to the sum of (1) the executive’s annual base salary and (2) the executive’s target annual bonus for the fiscal year in which the termination occurs.  (For these purposes, the terms “cause,” “good reason” and “change in control” are each defined in the CIC Agreement.) In addition, the Company will pay or reimburse the executive for the cost of the premiums charged to continue health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act and life insurance coverage for the executive and his eligible dependents, in each case for a period of up to one year following the termination. The executive would also be entitled to full acceleration of his then-outstanding equity awards granted to him by the Company. In the case of options or similar awards, the award would generally remain exercisable for the remainder of the original term of the award (or, in the case of awards that vested after the date of the change in control, for the lesser of 12 months following the last day such award would have been exercisable under the applicable award agreement and the remainder of the original term). The benefits provided under the CIC Agreement are in addition to, and not in lieu of, any severance benefits the executive may be entitled to receive in connection with the termination of his employment under any other agreement with the Company. The executive’s right to benefits under the CIC Agreement is subject to his executing a release of claims in favor of the Company upon the termination of his employment.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: December 2, 2011	By:	/s/ Gregory Weaver
Gregory Weaver Senior Vice President and Chief Financial Officer